EXHIBIT 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS THIRD-QUARTER 2007 RESULTS

•	Net loss of $0.5 million reflects a $1.3 million year-over-year improvement

•	EBITDA of $0.1 million reflects a $1.1 million increase over previous year

•	Reductions in accounts payable, inventory boost operating cash flow to $1.4 million for year to date

GALION, Ohio, November 7, 2007 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and on-site installation services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the third quarter ended September 30, 2007.

PECO II reported net sales of $10.7 million in the third quarter of 2007, compared with $10.6 million in the second quarter of 2007, a 2 percent increase, and $12.4 million in the third quarter of 2006, a 14 percent decrease. The Company reported a net loss of $0.5 million, or $0.02 per diluted share, for the third quarter of 2007, compared with a net loss of $0.7 million, or $0.03 per diluted share, for the second quarter of 2007 and a net loss of $1.8 million, or $0.06 per diluted share, for the third quarter of 2006.

The Company had positive EBITDA of $0.1 million in the third quarter of 2007, compared with negative EBITDA of $0.2 million in the second quarter of 2007 and negative EBITDA of $1.0 million for the third quarter of 2006. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

The net loss reduction of $0.2 million from the second quarter to the third quarter of 2007 was largely attributable to the savings realized from implementation of the Company’s cost-reduction programs that began in early 2007 and was partially offset by one customer project overrun of $0.2 million.

Cash flow provided by operating activities for the nine months ended September 30, 2007, was $1.4 million. This was primarily from reductions in accounts receivable and inventory, offset by the net loss and increases in accounts payable.

PECO II, Inc. Third-quarter 2007 Results/ 2

Bookings decreased 16.6 percent during the third quarter of 2007, resulting in a sales backlog of $5.5 million as of September 30, 2007, compared with $6.4 million in the second quarter of 2007. The bookings-to-billings ratio reflects customer orders received compared with the same period’s billings and is an indication of future periods. For the third quarter of 2007, the ratio was 0.9 to 1.

Gross margin increased to $1.8 million for the third quarter of 2007, compared with $1.4 million during the corresponding period in 2006. The gross margin of 17 percent for the third quarter of 2007 compares with 11 percent for the third quarter of 2006. This improvement was driven mainly by improved Services gross margin performance of $0.4 million and improved product gross margin performance of 3 percent. The Company anticipates product gross margin improvements to continue as it completes its strategic outsourcing initiative in the fourth quarter of 2007.

SG&A expenses of $2.0 million for the third quarter of 2007 were $0.4 million less than the corresponding period in 2006, reflecting the impact of the Company’s cost-reduction program.

R&D expenses for the third quarter of 2007 were $0.5 million, a 44 percent decrease from $0.9 million in the comparable quarter in 2006. This reduction is primarily attributable to significant one-time costs incurred in the third quarter of 2006 related to the rollout of a number of new products.

John G. Heindel, president and chief executive officer, said, “The third-quarter performance highlights a major milestone on PECO II’s path to profitability. The Company delivered positive EBITDA performance for the first time since it began reporting EBITDA results at the start of 2006. While revenues increased only 2 percent from the second quarter of 2007, the positive impact of its strategic and operational restructuring continues to lower the Company’s break-even point.”

Heindel noted that, as previously announced, the Company has embarked on a strategic outsourcing strategy for certain non-core manufacturing operations that will improve PECO II’s ability to compete in the marketplace. As of October 19, 2007, the Company had completed the transfer of all of this work to selected vendors. During the fourth quarter, the Company expects to sell all stranded equipment related to this initiative and realign its factory operations. All charges related to this activity are expected to be booked in the fourth quarter.

Heindel said that the Company continues to see increased adoption of its 128 product family into its major Tier I wireless customers, as reflected in customer approvals and new regional business won. PECO II has increased its coverage in the Tier II market segment by adding additional manufacturer’s representatives. With this increased market presence, the Company has added 32 new customers so far this year and opened a new non-telecom market segment.

PECO II, Inc. Third-quarter 2007 Results/ 3

Heindel added that PECO II continues to make progress with its introduction and approval of new products. In the third quarter, the Company completed the development of a high-capacity version of its Model 5069 Battery Distribution Fuse Bay product, enabling both wireline and wireless carriers to efficiently supply power to broadband switching and transmission products. The Company also introduced a new version of its 128HP Midsize 24V Power System, increasing the capacity of distribution positions by 75 percent.

Looking forward, Heindel noted that while the Company has returned to EBITDA profitability in the quarter, it must continue to drive down its break-even point to ensure it can sustain profitability in the seasonally low-volume quarters that the industry experiences.

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, November 7, 2007, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Third-quarter 2007 Results/ 4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales:
Product	$7,871	$8,965	$21,022	$26,646
Services	2,843	3,457	8,340	9,825

	10,714	12,422	29,362	36,471
Cost of goods sold:
Product	6,536	7,679	18,282	21,824
Services	2,341	3,358	6,610	9,177

	8,877	11,037	24,892	31,001
Gross margin:
Product	1,335	1,286	2,740	4,822
Services	502	99	1,730	648

	1,837	1,385	4,470	5,470
Operating expenses:
Research, development and engineering	485	871	1,820	2,558
Selling, general and administrative	1,952	2,368	6,549	7,395

	2,437	3,239	8,369	9,953

Loss from operations	(600)	(1,854)	(3,899)	(4,483)
Interest income, net	110	121	307	359

Loss before income taxes	(490)	(1,733)	(3,592)	(4,124)
Income tax (provision) benefit	(17)	(17)	(44)	47

Net loss	$(507)	$(1,750)	$(3,636)	$(4,077)

Net loss per common share:

Basic and diluted	$(0.02)	$(0.06)	$(0.13)	$(0.16)

Weighted average common shares outstanding:
Basic and diluted	27,232	27,147	27,205	25,484

PECO II, Inc. Third-quarter 2007 Results/ 5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$8,437	$5,259
Restricted cash.	—	3,500
Accounts receivable, net of allowance of $110 in September 30, 2007 and $105 in December 31, 2006	4,985	6,611
Inventories, net of allowance of $1,869 in September 30, 2007 and $2,446 in December 31, 2006	8,762	11,057
Costs and estimated earnings in excess of billings on uncompleted contracts	750	1,142
Prepaid expenses and other current assets	416	438
Assets held for sale	334	825

Total current assets	23,684	28,832

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	7,251	7,252
Machinery and equipment	2,944	2,998
Furniture and fixtures	5,633	5,646

	16,023	16,091
Less-accumulated depreciation	(11,182)	(10,798)

Property and equipment, net	4,841	5,293
Other Assets:
Goodwill	5,937	6,017
Intangibles, net	4,090	4,895
Other Assets	2	4

Total Assets	$38,554	$45,041

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	$—	$2,249
Capital leases payable	287	353
Accounts payable	3,434	3,289
Billings in excess of costs and estimated earnings on uncompleted contracts	60	826
Accrued compensation expense	1,157	1,057
Accrued income taxes	81	94
Other accrued expenses	1,771	2,170

Total current liabilities	6,790	10,038

Shareholders’ Equity:
Common shares, no par value: authorized 150,000,000 shares; 27,261,727 and 27,173,550 shares issued at September 30, 2007 and December 31, 2006	3,458	3,447
Warrants	5,039	5,012
Additional paid-in capital	116,363	116,004
Accumulated deficit	(93,096)	(89,460)

Total shareholders’ equity	31,764	35,003

Total Liabilities and Shareholders’ Equity	$38,554	$45,041

PECO II, Inc. Third-quarter 2007 Results/ 6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended September 30, 2007	For the Three Months Ended September 30, 2006
(In thousands)
3rd Quarter EBITDA Breakdown
Net Loss per GAAP	$(507)	$(1,750)
Interest expense	$6	$39
Taxes	$17	$17
Depreciation/ amortization	$405	$524
Non-cash stock-based compensation	$144	$137

EBITDA	$65	$(1,033)